Columbia Funds Series Trust I - Annual N-SAR report for the period ending 4/30/09

Columbia Core Bond Fund
(the "Fund")


77B Report of Independent Registered Public Accounting Firm

To the Trustees and Shareholders of Columbia Funds Series Trust I

In planning and performing our audit of the financial statements of Columbia Core Bond Fund (a series of Columbia Funds Series Trust
 I and hereafter referred to as the "Fund") as of and for the year ended April 30, 2009, in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered the Fund's internal control over financial reporting, including controls over safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Fund's internal control over financial reporting. Accordingly, we do not express an opinion on the effectiveness of the Fund's internal control over financial reporting.

The management of the Fund is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A fund's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A fund's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the fund; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the fund are being made only in accordance with authorizations of management and trustees of the fund; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a fund's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Fund's annual or interim financial statements will not be prevented or detected on a timely basis.

Our consideration of the Fund's internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control over financial reporting that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). However, we noted no deficiencies in the Fund's internal control over financial reporting and its operation, including controls over safeguarding securities, that we consider to be material weaknesses as defined above as of April 30, 2009.

This report is intended solely for the information and use of management and the Board of Trustees of the Fund and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



/s/PricewaterhouseCoopers LLP
Boston, Massachusetts
June 19, 2009


Item 77E - Legal Proceedings Note:
Columbia Atlantic Funds					June 2009

Columbia Management Advisors, LLC and Columbia Management Distributors, Inc. (collectively, the "Columbia Group") are subject to a settlement agreement with the New York Attorney General ("NYAG") (the "NYAG Settlement") and a settlement order with the SEC (the "SEC Order") on matters relating to mutual fund trading, each dated February 9, 2005. Under the terms of the SEC Order, the Columbia Group (or predecessor entities) agreed, among other things, to: pay disgorgement and civil money penalties collectively totaling $140 million; cease and desist from violations of the antifraud provisions and certain other provisions of the federal securities laws; maintain certain compliance and ethics oversight structures; and retain an independent consultant to review the Columbia Group's applicable supervisory, compliance, control and other policies and procedures. The NYAG Settlement, among other things, requires Columbia Management Advisors, LLC and its affiliates to reduce management fees for certain funds in the Columbia family of mutual funds in a projected total of $160 million over five years through November 30, 2009 and to make certain disclosures to investors relating to expenses. In connection with the Columbia Group providing services to the Columbia Funds, the Columbia Funds have voluntarily undertaken to implement certain governance measures designed to maintain the independence of their boards of trustees and certain special consulting and compliance measures.

Pursuant to the SEC Order and related procedures, the $140 million in settlement amounts described above has been substantially distributed in accordance with a distribution plan that was developed by an independent distribution consultant and approved by the SEC on April 6, 2007.

In connection with the events described above, various parties have filed suit against certain funds, the Trustees of the Columbia Funds, FleetBoston Financial Corporation and its affiliated entities and/or Bank of America and its affiliated entities.

On February 20, 2004, the Judicial Panel on Multidistrict Litigation transferred these cases and cases against other mutual fund companies based on similar allegations to the United States District Court in Maryland for consolidated or coordinated pretrial proceedings (the ''MDL''). Subsequently, additional related cases were transferred to the MDL. On September 29, 2004, the plaintiffs in the MDL filed amended and consolidated complaints. One of these amended complaints is a putative class action that includes claims under the federal securities laws and state common law, and that names Columbia Management Advisors, Inc. (which has since merged into Banc of America Capital Management, LLC (now named Columbia Management Advisors, LLC)) ("Columbia"), Columbia Funds Distributor, Inc. (now named Columbia Management Distributors, Inc.) (the "Distributor"), the Trustees of the Columbia Funds, Bank of America Corporation and others as defendants. Another of the amended complaints is a derivative action purportedly on behalf of the Columbia Funds that asserts claims under federal securities laws and state common law.

On February 25, 2005, Columbia and other defendants filed motions to dismiss the claims in the pending cases. On March 1, 2006, for reasons stated in the court's memoranda dated November 3, 2005, the United States District Court for the District of Maryland granted in part and denied in part the defendants' motions to dismiss. The court dismissed all of the class action claims pending against the Columbia Funds Trusts. As to Columbia and the Distributor, the claims under the Securities Act of 1933, the claims under Sections 34(b) and 36(a) of the Investment Company Act of 1940 ("ICA") and the state law claims were dismissed. The claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and claims under Section 36(b) of the ICA were not dismissed.

On March 21, 2005, a purported class action was filed in Massachusetts state court alleging that certain conduct, including market timing, entitled Class B shareholders in certain Columbia Funds to an exemption from contingent deferred sales charges upon early redemption (the "CDSC Lawsuit"). The CDSC Lawsuit was removed to federal court in Massachusetts and transferred to the MDL.

On September 14, 2007, the plaintiffs and the Columbia defendants named in the MDL, including the Columbia Funds, entered into a stipulation of settlement with respect to all Columbia-related claims in the MDL described above, including the CDSC Lawsuit. The settlement is subject to court approval.


Item 77I/77Q1(d) - Terms of new or amended securities:

On April 21, 2009, a Form Type 497, Accession No. 0001193125-09-083277,
a supplement to the registration statement of Columbia Funds Series
Trust I was filed with the SEC. This supplement discloses that, effective June 22, 2009 (the "Closing Date"), Class B shares of the Fund will be closed to purchase activity, with the exception of dividend reinvestment and exchanges from existing investors in the Fund's Class B shares as outlined below:

Effective on or about June 22, 2009 (the "Closing Date"), the Funds will no longer accept investments in Class B shares from new or existing investors, except from existing investors through Qualifying Transactions (as defined below). Shareholders with investments in Class B shares as of the Closing Date may continue to hold such shares until they convert to Class A shares. All Class B share characteristics, including the Rule 12b-1 distribution and service fees, contingent deferred sales charge (CDSC) schedule and conversion feature, remain unchanged.

On and after the Closing Date, the Funds will only offer Class B shares to existing investors and only through the following two types of transactions (collectively, "Qualifying Transactions"):

1.	Dividends and/or capital gain distributions may continue to be reinvested in Class B shares of the same Fund.

2.	Shareholders invested in Class B shares of a Fund may exchange those shares for Class B shares of other Funds offering such shares.

Any initial purchase request for a Fund's Class B shares will be rejected (other than through a Qualifying Transaction that is an exchange transaction).

Except for Qualifying Transactions and as described in the following paragraph, on and after the Closing Date, a Fund will treat any additional purchase requests for the Fund's Class B shares by an existing Class B shareholder, including those made through an active systematic investment plan or payroll deduction plan, to be purchase requests for Class A shares, without regard to the normal investment minimum for Class A shares. These investments will be subject to any applicable sales load for Class A shares. As described in a Fund's prospectus, for purposes of determining the applicable sales load, the value of an investor's account will be deemed to include the value of all applicable shares in eligible accounts, including a Class B share account. See the section within a Fund's prospectus entitled Choosing a Share Class - Class A Shares - Front-end Sales Charge for additional information. Investors should also consult their financial advisors for more information regarding Class A shares of the Fund.

Additional purchase requests for a Fund's Class B shares by an existing Class B shareholder, submitted by such shareholder's financial intermediary through the National Securities Clearing Corporation (the "NSCC"), will be rejected due to operational limitations of the NSCC. Investors should consult their financial advisor if they wish to invest in a Fund by purchasing a share class of the Fund other than Class B shares.